PURCHASE AND SALE AGREEMENT


     THIS AGREEMENT is made this 2nd day of March, 1998, by and between ENVIRONMENTAL TRANSPORTATION SERVICES, INC., an Oklahoma corporation ("Seller"), and METROPOLITAN ENVIRONMENTAL, INC., an
Indiana corporation ("Purchaser"), under the following circumstances:

     A.   Seller and Purchaser executed a letter of intent dated
January 19, 1998 (the "Letter of Intent") outlining their agreement in principle for the acquisition by Purchaser of certain assets from Seller.

     B. Seller and Purchaser desire to enter into this agreement as the final agreement contemplated by the Letter of Intent.

     C.   Seller desires to sell and Purchaser desires to purchase
(i) certain personal property assets of Seller described in Part 1 of this Agreement and (ii) certain real property owned by Seller and located in Chattanooga, Tennessee and Oklahoma City, Oklahoma described in Part 2 of this Agreement, upon the following terms and conditions.

     D. Seller has advised Purchaser that Seller and its parent company, AMETECH, Inc., an Oklahoma corporation ("AMETECH"), have filed for protection under Chapter 11 ("Bankruptcy Proceedings") of the United States Bankruptcy Code on February 2, 1998, in the United States Bankruptcy Court, Western District of Oklahoma ("Bankruptcy Court"), and, as a result, the Seller and AMETECH are presently operating as "Debtors-In-Possession" and that this Agreement is subject to approval by the Bankruptcy Court.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, the parties agree as follows:

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                      PART 1: ASSET PURCHASE

     1. Purchase and Sale of Assets, Subject to approval by the Bankruptcy Court of this Agreement and the transactions contemplated herein, at the Closing (as defined) Seller agrees to sell, assign, transfer, convey and delivery to Purchaser, and Purchaser agrees to purchase from Seller, the following personal property assets of Seller (collectively, the "Assets"):

          1.1	 Rolling Stock.  Eight van trailers, thirteen rolloff
trailers, nine vacuum trailers, two oil vacuum trailers and fourteen tractors (the "Rolling Stock") owned by Seller. A true and complete list of all of the Rolling Stock, including equipment type, unit number, serial number, current location, and allocated purchase price of each item of Rolling Stock to be acquired by Purchaser is attached hereto as Schedule I and made a part of this Agreement.

          1.2	 Rolloff Containers and Container Rental Business.
Four hundred ten (410) rolloff containers (the "Rolloff Containers") and the Container Rental Business, including, but not limited to, customer records, contracts and related files relating to the Container Rental Business as described in Schedule I hereto (the "Container Rental Business") owned by Seller. A true and complete list of all of the Rolloff Containers with the unit number and current location of each is included in Schedule I. The parties acknowledge and agree that Seller leases the one hundred seventy-six (176) Rolloff Containers listed in Exhibit A of
Schedule I to certain customers of Seller under rental agreements as set forth in Exhibit A of Schedule I (such rental agreements may hereinafter be referred to as the "Rolloff Container Leases"). In addition to Seller's transfer of title to said Rolloff Containers at the closing, Seller agrees to assign to Purchaser the Rolloff Container Leases that are assignable. Notwithstanding anything herein to the contrary, the Seller is not selling to Purchaser, and the Purchaser is not acquiring from the Seller, any of the Seller's

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cash, accounts, accounts receivable, deposits, deposit accounts, securities, chattel paper, instruments, certificates of deposit, letters of credit or any other assets of the Seller not specifically listed in this Section 1 or in Section 6 of Part 2 hereof.

          1.3 Fixed Assets. The Seller's fixed assets located at the two parcels of Real Property as defined in Part 2 of this Agreement as set forth in Exhibits C, D, E and F of Schedule II attached hereto ("Fixed Assets").

          1.4 Spare Parts and Inventory. The Seller's spare parts and inventory located at the two parcels of Real Property that are set forth in Exhibit G of Schedule II attached hereto ("Spare
Parts").

     2.   Condition of Assets and Rights of Inspection.

          2.1 "As-Is, Where-Is". All of the Assets shall be purchased by Purchaser from Seller in an "As-Is, Where-Is" condition. Except as expressly set forth in Section 5 hereof, the Seller makes no representation or warranties as to the Assets.

          2.2 Right of Inspection. The Purchaser shall have the right to inspect the Assets, subject to the terms of Section 12 hereof, during the period beginning on the date of this Agreement and ending fifteen (15) days from the date of this Agreement ("Inspection Period"), as follows:

               2.2.1 Rolling Stock. The Purchaser shall have the right to inspect the Rolling Stock ("First Inspection"), subject to the terms of Section 12 hereof, during the Inspection Period, with the First Inspection being conducted jointly with Seller. Purchaser and Seller shall jointly create a report or record which documents any damage to any of the Rolling Stock. The Purchaser shall have a period of ten (10) days from the date of Closing and ending ten (10) days from the date of Closing
("Rolling Stock Inspection Period") to determine, in good faith,

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if, subsequent to the First Inspection and prior to the Closing,
Material Damage has occurred to the Rolling Stock (with "Material Damage" in this section 2.2.1 meaning damage to the Rolling Stock resulting in costs to repair such damage to the Rolling Stock being Five Thousand and No/100 Dollars ($5,000.00) or more, in the aggregate, as determined by an independent third party appointed by Purchaser and paid for by the Purchaser, with such independent third party being reasonably satisfactory to Seller. If there has been Material Damage to the Rolling Stock subsequent to the date of the First Inspection and prior to the Closing, the Purchaser shall give written notice to the Seller of such during the Rolling Stock Inspection Period, which notice shall include the specific Rolling Stock comprising part of the Assets for which Material Damage is claimed and a written notice from the independent third party of the amount of Material Damage for each Asset so identified and such damage occurred prior to the Closing. If Purchaser gives written notice to Seller of Material Damage to the Rolling Stock in the manner described in this Section 2.2.1, with such written notice containing the determination of the independent third party, then the amount of such Material Damage, if any, including the initial Five Thousand and No/100 Dollars ($5,000.00), shall be deducted from the Rolling Stock Escrow Account in the manner set forth in
Section 4.1 and be paid to Purchaser and Seller shall have no further liability or responsibility to Purchaser for any such Material Damage.

               2.2.2     Schedule I Assets.  If during the
Inspection Period the Purchaser determines that it does not wish to purchase one or more of the items comprising the Rolling Stock and Rolloff Boxes set forth in the attached Schedule I ("Schedule I Assets"), the Purchaser may exclude certain items of the Rolling Stock and/or Rolloff Boxes from the Agreement by giving written notice to the Seller during the Inspection Period of its election,

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which notice shall identify each  particular item of Rolling Stock and Rolloff Boxes which is not desired by Purchaser, specifying each specific item by reference to how such item is identified in
Schedule I hereof. If the Purchaser elects to exclude any particular Rolling Stock or Rolloff Boxes from this Agreement during the Inspection Period as provided in this Section 2.2.2, the Asset Purchase Price, and specifically, the Schedule I Asset Price component of the Asset Purchase Price, shall be reduced by the amount opposite that particular Asset so excluded set forth in
Schedule I hereof and such particular Asset shall not be considered as Assets or transferred to Purchaser under this Agreement. Notwithstanding the above, if the Purchaser gives notice to the Seller during the Inspection Period that it elects to exclude from this Agreement a Schedule I Asset or Assets with a price or prices equal to or exceeding an aggregate of Two Hundred Thousand and No/100 Dollars ($200,000.00) or more, then the Seller may, at its option, terminate this Agreement without any liability or obligation to the Purchaser. If Purchaser does not provide written notice to the Seller regarding exclusion of certain of the Schedule I Assets as described in this Section 2.2.2 within the Inspection Period, the Purchaser will be deemed to have agreed to purchase all of the Schedule I Assets, with no exceptions.

               2.2.3     Schedule II Assets.  If during the
Inspection Period the Purchaser determines that it does not wish to purchase one or more of the items comprising the Assets comprising the Fixed Assets and Spare Parts and Inventory set forth in the attached Schedule II ("Schedule II Assets") prior to the conclusion of the Inspection Period the Purchaser shall give written notice to the Seller of such, which notice shall identify the items which are not desired, specifying each specific item by reference to how such items are identified in Schedule II hereof. If the Purchaser elects to exclude any or all such Schedule II Asset or Assets from this Agreement during the Inspection Period as provided in this

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Section 2.2.3, the Asset Purchase Price, and specifically the
Schedule II Asset Price component of the Asset Purchase Price, shall be reduced by the amount opposite that particular Schedule II Asset so excluded set forth in Schedule II hereof and that particular Schedule II Asset so excluded shall not be considered as Assets or transferred to Purchaser under this Agreement. If Purchaser does not provide written notice to the Seller regarding exclusion of certain of the Schedule II Assets during the Inspection Period as described in this Section 2.2.3, the Purchaser will be deemed to have agreed to purchase all of the Schedule II Assets, with no exceptions.

     3. Assumption of Liability. The Purchaser agrees to assume all of Seller's obligations under the Rolloff Container Leases that are assigned to Purchaser hereunder and which obligations occur from and after the Closing. Except as otherwise expressly provided in this Agreement, Purchaser is not assuming any obligation to pay any of the debts, liabilities, or obligations of Seller, whether now or hereafter existing, accrued or contingent or whether arising out of or relating to the consummation of the transactions contemplated herein.

     4. Asset Purchase Price. The aggregate purchase price (the "Asset Purchase Price") to be paid by Purchaser for the Assets shall be (i) Two Million Seventy-eight Thousand Five Hundred and No/100 Dollars ($2,078,500.00) for the Rolling Stock, Rolloff Containers, and Container Rental Business, allocated as set forth on Schedule I (collectively, the "Schedule I Assets"), subject to reduction pursuant to Section 2.2.2 hereof, and (ii) Two Hundred Thirty-Three Thousand One Hundred Fourteen and No/100 Dollars ($233,114.00) for the Fixed Assets, Spare Parts and Inventory as set forth in Schedule II (collectively, the "Schedule II Assets"), subject to reduction pursuant to Section 2.2.3 hereof. The Asset Purchase Price shall be payable in full by Purchaser to the Seller at the Closing, as defined in Section 14 of this Agreement, by

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certified check, cashier's check or wire transfer of federal funds to an account designated by Seller, except that Fifty-Thousand and No/100 Dollars ($50,000.00) of the Asset Purchase Price shall be payable to the Escrow Agent pursuant to Section 4.1 hereof.

          4.1 Rolling Stock Escrow. At Closing the parties shall execute an escrow agreement with an escrow agent selected by the Seller and reasonably satisfactory to the Purchaser ("Escrow Agent") to establish the Rolling Stock Escrow Account, as defined in this Section. Fifty-Thousand and No/100 Dollars ($50,000.00) of the Asset Purchase Price shall be payable in full by Purchaser at the Closing, by certified check, cashier's check or wire transfer of federal funds, to an Escrow Account ("Rolling Stock Escrow Account") of the Escrow Agent selected by Seller and reasonably satisfactory to Purchaser. At the conclusion of the Rolling Stock Inspection Period (i) the Escrow Agent shall, upon receiving written notice from both Seller and Purchaser during the Rolling Stock Inspection Period as to the aggregate amount of Material Damage, if any, calculated pursuant to Section 2.2.1 hereof, deduct such amount from the Rolling Stock Escrow Account and deliver the balance amount, if any, of the Material Damage to the Seller, and
(ii) the Escrow Agent shall deliver the Rolling Stock Escrow Account to the Purchaser. Notwithstanding the above, if Escrow Agent has not received written notice from the Seller and Purchaser of the amount of Material Damage, if any, to the Rolling Stock prior to the expiration of the Rolling Stock Inspection Period, then the Escrow Agent shall deliver to the Seller the full amount of the Rolling Stock Escrow Account promptly upon expiration of the Rolling Stock Inspection Period.

     5. Seller's Representations and Warranties. Seller represents and warrants to the Purchaser that, unless expressly provided, the following are true and correct as of the date of this Agreement and will be true and correct on the Closing:

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          5.1  Title.  Seller is the sole owner of the Assets and
Seller agrees to take all reasonably necessary action required to obtain approval of the Bankruptcy Court for the purchase and sale of Assets pursuant to this Agreement so that the sale and delivery of the Assets will vest in Purchaser legal and valid title to the Assets. Although the Assets are currently subject to certain liens and encumbrances and subject to Bankruptcy Court approval, at the Closing Seller will transfer to Purchaser all of the Assets, free and clear of all security interests and liens, and Seller will have full and unrestricted right and authority to sell the Assets. Subject to Bankruptcy Court approval, at the Closing, Seller will execute and deliver to Purchaser such instruments of sale, assignment, transfer, and conveyance that shall be reasonably necessary or appropriate to effect such transfer and conveyance.

          5.2 Condition of Assets. The Assets are being sold by Seller to Purchaser, and Purchaser is acquiring the Assets, in an "As-Is, Where-Is" condition.

          5.3 Legal Capacity and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, and is currently operating as a "Debtor-In-Possession" under Chapter 11 of the Bankruptcy Proceedings. The person who executes this Agreement on behalf of Seller has full authority to act on behalf of, and to bind, Seller with respect to this Agreement, subject to approval by the Bankruptcy Court of this Agreement and the transactions contemplated herein.

          5.4 Authorization. The transactions provided for hereunder have been duly authorized by the Board of Directors of Seller. Seller will seek Bankruptcy Court Approval of this Agreement and the transactions provided for hereunder so that such transactions will not require the consent or approval of any other entity or person. Subject to the approval by the Bankruptcy Court,

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this Agreement and the documents to be delivered pursuant to this
Agreement, when executed and delivered by Seller, will be valid and binding on Seller, and enforceable in accordance with their terms.

          5.5 Allocation of Purchase Price. Seller shall file all tax returns in a manner consistent with the allocations set forth on Schedules I, II and III attached hereof.

          5.6 Survival of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall terminate on the Closing, except that the representations and warranties made in Section 5.1 hereof regarding the title of only the Rolloff Containers, Spare Parts and Fixed Assets that are purchased hereunder shall survive the Closing for a period of six
(6) months following the Closing.

                   PART 2: REAL ESTATE PURCHASE

     6. Purchase and Sale of Real Property. Subject to approval by the Bankruptcy Court of this Agreement and the transactions contemplated herein, Seller agrees to sell, and Purchaser agrees to purchase, on an "As-Is, Where-Is" condition and on the terms and conditions set forth in this Agreement, certain real property located at 1813 Southeast 25th Street, Oklahoma City, Oklahoma 73129, and 2802 South Market Street, Chattanooga, Tennessee 37140 (collectively, the "Real Property"), the legal descriptions of which are set forth on attached Schedule III, together with all appurtenant rights, privileges and easements, which property is more fully described as follows:

          (i) except as herein otherwise expressly provided, as of the date of this Agreement, all and singular of Seller's present and future interests in, to and under all public and quasi public and private utility service contracts and deposits necessary for, or existing in connection with, the providing of all utility services to the Premises; and

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          (ii)      except as herein otherwise expressly provided,
as of the date of this Agreement, all and singular of the easements, rights-of-way, estates, tenements, hereditaments, reversions, and remainders, presently or in the future, appurtenant, belonging, attaching, or relating to the Premises or any component thereof.

     7. Real Property Purchase Price. As consideration for the sale and conveyance of the Real Property, Seller shall be paid Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) for each of the two parcels of Real Property for an aggregate price of Five Hundred Thousand Dollars ($500,000.00) in current U.S. funds (the "Real Property Purchase Price") as described in this Section 7 hereof.

          7.1 Real Property Escrow. At Closing the parties hereto shall execute an escrow agreement to establish an escrow account ("Real Property Escrow Account") as described hereafter. At the Closing the Real Property Purchase Price shall be paid in full, subject to any and all prorations as provided in Section 15 hereof, by Purchaser at the Closing, by certified check, cashier's check or wire transfer of federal funds to the Real Property Escrow Account of the Escrow Agent selected by Seller and approved by the Purchaser.

               7.1.1 Deed Escrow. At Closing, Seller shall execute the two (2) special or limited warranty deeds, whichever is applicable under appropriate state law, covering the Real Property and deliver such into escrow with the Escrow Agent for delivery as described herein, which special or limited warranty deed shall warrant title in and to the Purchaser from the time Seller acquired the Real Property.

     8.        Real Property Inspection Rights.

          8.1 Condition of Real Property. The Real Property is being sold by Seller to Purchaser, and Purchaser is acquiring the Real Property, in an "AS-IS, WHERE-IS" condition.

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          8.2  Condition of Real Property and Rights of Inspection.
The Purchaser shall have the right to conduct a Phase I or Phase II environmental audit of the Real Property during the period beginning on the date of Closing and ending thirty (30) days from the date of Closing ("Real Property Inspection Period").

          8.3 Environmental Engineering Firm. Any Phase I or Phase II environmental audit of the Real Property to be performed pursuant to the terms of this Agreement shall be performed at the cost of Purchaser by an independent nationally recognized environmental engineering company selected by the Purchaser, but which is satisfactory to the Seller ("Environmental Firm").

               8.3.1     Remediation Cost of $15,000 or Less.  If
(a) the Phase I or Phase II environmental audit on the Real Property performed by an Environmental Firm shows contamination, in which such Environmental Firm determines would require a total expenditure of $15,000 or less to remediate ("Remediation Cost") for all such contamination, if any, on both parcels of Real Property, and (b) the Escrow Agent receives written notice from both the Seller and the Purchaser during the Real Property Inspection Period stating such Remediation Cost, the Real Property Purchase Price shall be reduced by such Remediation Cost and the Escrow Agent shall at the termination of the Real Property Inspection Period (i) deliver the Remediation Cost, not to exceed a total of $15,000, to the Purchaser from the funds in the Real Property Escrow Account, (ii) deliver the balance of the funds within the Real Property Escrow Account to the Seller, and (iii) deliver the two (2) special or limited warranty deeds, as applicable and as described in Section 7.1.1, covering the Real Property to the Purchaser. If written notice stating the Remediation Cost is not received by the Escrow Agent from both the Seller and Purchaser during the Real Property Inspection Period,

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the Escrow Agent shall, unless the Escrow Agent has been notified in writing by the Seller and the Purchaser that negotiation pursuant to Section 8.3.2 is being conducted, immediately deliver all of the funds within the Real Property Escrow Account to the Seller and deliver to the Purchaser the two (2) special or limited warranty deeds, as applicable and as described in Section 7.1.1, covering the Real Property.

               8.3.2 Remediation Cost of More than $15,000. If the Phase I or Phase II environmental audit on the Real Property performed by an Environmental Firm shows contamination on such Real Property, which such Environmental Firm determines would require an expenditure of more than $15,000, in the aggregate, to remediate, and the Seller receives written notice during the Real Property Inspection Period stating such cost of remediation, the parties hereto shall have ten (10) days from the Purchaser's written notification of such contamination to Seller or the end of the Real Property Inspection Period, whichever comes first, to negotiate in good faith, to resolve such issue or issues. If the parties hereto are unable to resolve such issue or issues through negotiation during such period, one of the following alternatives set forth in Sections 8.3.2 (A), (B) or (C) shall occur upon notification in writing being delivered to the Escrow Agent as described in Sections 8.3.2 (A), (B) or (C) prior to the expiration of the ten (10) day negotiation period. If prior to the expiration of the ten (10) day negotiation period, notice is not given in writing by the Seller and Purchaser to the Escrow Agent as to which of the options under Section 8.3.2 (A), (B) or (C) is selected, the Purchaser shall be deemed to have elected to purchase all of the Real Property pursuant to Section 8.3.2(A)(3) and the Escrow Agent shall perform its duties as set forth therein.

     A. If the cost of remediation for the Real Property is in the aggregate greater than $15,000 and the cost of remediation for each of the two parcels of Real Property as defined in Part 2 of this Agreement is greater than $15,000:

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          1.  The Seller may terminate the Agreement pertaining to
the Real Property. The Seller may terminate this Agreement regarding both parcels of Real Property without any liability or obligation to the other party. In such case, the Escrow Agent shall, upon written notification of termination from both the Purchaser and the Seller, (i) deliver the funds in the Real Property Escrow Account to the Purchaser, and (ii) deliver to the Seller the two (2) special or limited warranty deeds covering the Real Property, as applicable and as described in Section 7.1.1.

          2. The Purchaser may purchase none of the Real Property. The Purchaser may terminate this Agreement regarding both parcels of Real Property without any liability or obligation to the other party. The Escrow Agent shall, upon written notification of termination from both the Purchaser and the Seller (i) deliver the funds in the Real Property Escrow Account to the Purchaser, and
(ii) deliver to the Seller the two (2) special or limited warranty deeds covering the Real Property, as applicable and as described in
Section 7.1.1.

          3. The Purchaser may purchase all of the Real Property. In such case, the Purchaser agrees that the remediation cost for the Real Property is $15,000, in the aggregate, and the parties hereto agree that the Escrow Agent shall deliver the deeds to the Real Property and the funds in the Real Property Escrow Account pursuant to Section 8.3.1 hereof.

          4. The Purchaser may purchase one of the parcels of Real Property and terminate this Agreement regarding the other parcel. In such case, the Purchaser shall notify the Seller that it desires to purchase one of the parcels of Real Property and that the cost of remediation for such parcel of Real Property to be purchased by Purchaser shall be set at $15,000. In such case, the Seller and Purchaser shall advise the Escrow Agent in writing on or prior to expiration of the Real Property Inspection Period and the Escrow Agent will (i) deliver to the Purchaser $250,000 from the Real Property Escrow Account, (ii) deliver to the Seller the one special

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or limited warranty deed covering the terminated parcel of Real
Property, as applicable and as described in Section 7.1.1, and
(iii) proceed regarding the non-terminated parcel of Real Property under Section 8.3.1 with the Remediation Cost to be set for such purposes at $15,000.

     B. If the cost of remediation for the Real Property is greater than $15,000, in the aggregate, and the cost of remediation for one of the two parcels of Real Property is less than $15,000 ("Low Parcel") and the cost of remediation for the other of the two parcels of Real Property is more than $15,000 ("High Parcel"):

          1. The Purchaser may purchase the Low Parcel and terminate this Agreement regarding the High Parcel. In such case, the Purchaser shall notify the Seller that it desires to purchase the Low Parcel and that the cost of remediation for the Low Parcel shall be set at the cost of remediation for such parcel of Real Property as determined by the Environmental Firm, but in no event to exceed $15,000. In such case, the Seller and Purchaser shall advise the Escrow Agent in writing on or prior to expiration of the Real Property Inspection Period and the Escrow Agent will (i) deliver to the Purchaser $250,000 from the Real Property Escrow Account, (ii) deliver to the Seller the one special or limited warranty deed covering the High Parcel, as applicable and as described in Section 7.1.1, and (iii) proceed regarding the Low Parcel under Section 8.3.1, with the Remediation Cost relating to such Low Parcel for such purposes set at the cost of remediation for such parcel of Real Property as determined by the Environmental Firm, but in no event to exceed $15,000.

          2. The Purchaser may purchase both parcels of Real Property. In such case, the Purchaser shall notify the Seller that it desires to purchase both parcels of Real Property and that it agrees that the cost of remediation for the Real Property shall be

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$15,000, in the aggregate.  In such case, the Seller and Purchaser shall advise the Escrow Agent in writing on or prior to expiration of the Real Property Inspection Period and the Escrow Agent will proceed under Section 8.3.1 with the Remediation Cost to be set at $15,000 for such purposes.

     C. If the cost of remediation for the Real Property is greater than $15,000, in the aggregate, and the cost of remediation for each of the two parcels of Real Property is less than $15,000:

          1. The Purchaser may terminate this Agreement regarding one of the two (2) parcels of Real Property. In such case, the Purchaser shall notify the Seller that it desires to purchase one of the parcels of Real Property and that the cost of remediation for such parcel of Real Property to be purchased by Purchaser shall be set at the lesser of (a) $15,000 or (b) the cost of remediation for such parcel of Real Property as determined by the Environmental Firm. In such case, the Seller and Purchaser shall advise the Escrow Agent in writing on or prior to expiration of the Real Property Inspection Period and the Escrow Agent will (i) deliver to the Purchaser $250,000 from the Real Property Escrow Account, (ii) deliver to the Seller the one special or limited warranty deed, covering the terminated parcel of Real Property, and (iii) proceed regarding the non-terminated parcel of Real Property under Section
8.3.1 with the Remediation Cost to be set for such purposes at the lesser of (a) $15,000 and (b) the cost of remediation for such parcel of Real Property as determined by the Environmental Firm.

          2. The Purchaser may purchase both parcels of Real Property. In such case, the Purchaser shall notify the Seller that it desires to purchase both parcels of Real Property and that it agrees that the cost of remediation for the Real Property shall be $15,000, in the aggregate. In such case, the Seller and Purchaser shall advise the Escrow Agent in writing on or prior to expiration

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of the Real Property Inspection Period and the Escrow Agent will proceed under Section 8.3.1 with the Remediation Cost to be set at $15,000 for such purposes.

               8.3.3 Escrow Agent Notice. Notwithstanding anything to the contrary contained in this Agreement, all notices to be given to the Escrow Agent by the Seller and Purchaser pursuant to Section 8 shall be given as follows: Purchaser shall deliver the applicable notice in writing to Seller and Seller and Purchaser shall deliver their notice to the Escrow Agent.

     9.   Deed.

          9.1  At Closing.    Subject to Bankruptcy Court approval,
at the Closing, Seller shall deliver to the Escrow Agent the special or limited warranty deeds covering the Real Property, as applicable and as described in Section 7.1.1, hereof.

          9.2 At Conclusion of Real Property Inspection. At the conclusion of the Real Property Inspection Period and any associated negotiation period thereafter, pursuant to Section 8.3.2 and, subject to Bankruptcy Court approval of this Agreement, the special or limited warranty deeds covering the Real Property, as applicable and as described in Section 7.1.1, and the funds in the Real Property Escrow Account shall be delivered pursuant to the terms of Section 8 hereof. If delivery of the deeds covering one or both parcels of the Real Property deeds is made pursuant to the terms of this Agreement, it shall be made to Purchaser or Purchaser's nominee (as determinated pursuant to Purchaser's written instructions) by recordable special warranty deeds or limited warranty deeds, as applicable and as described in Section 7.1.1, and in customary form to be consistent with the statutory requirements of the respective states where the Real Property is located, which provide for return thereof to the grantee therein after recording, free and clear of all liens and encumbrances, exceptions and defects except and subject to only the following (collectively, the "Permitted Exceptions"):

          (i)    Zoning ordinances;

          (ii)   Real estate taxes which are a lien on the Real
Property but which are not yet due and payable;

          (iii) Easements of record which do not materially interfere with the current use of the Real Property;

          (iv) Restrictions of record which do not materially interfere with the current use of the Real Property;

          (v) Standard preprinted Conditions and Stipulations and Exclusions from Coverage contained in any title policy that the Purchaser may obtain in connection with its purchase of the Real Property that Purchaser has requested the title insurer to waive, endorse, or insure over for a fee and the title insurer has agreed to waive, endorse or insure over; and

          (vi) Any other exceptions, which are shown on the title insurance commitment described herein and are either waived by Purchaser or for which a commitment for title insurance over the same is procured from the Title Insurer (as hereinafter defined) or to which Purchaser agrees to take the Real Property subject.

     If the sale of the Real Property is consummated, Seller shall also deliver to Purchaser a customary owner's affidavit as to mechanic's and materialmen's liens and persons in possession of the Real Property required by the Title Insurer as a condition to its agreement to delete the standard printed general exceptions related to such liens and possession from the Commitment.

     10. Seller's Representations and Warranties. Seller represents and warrants to Purchaser that, unless expressly provided, the following are true and correct as of the date of this Agreement and will be true and correct on the Closing:

          10.1 Condemnation. Seller is not aware of any eminent domain or condemnation proceeding or other taking with respect to any of the Real Property has been commenced, noticed or threatened by any government, quasi-government, public utility or other entity having such power.

          10.2 Authorization. The transactions provided for hereunder have been duly authorized by the Board of Directors of Seller, subject to Bankruptcy Court approval. Seller will seek Bankruptcy Court approval of this Agreement and the transactions provided for hereunder so that such transactions will not require the consent or approval of any other entity or person.

          10.3 Legal Capacity and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Oklahoma, but is operating as a "Debtor-In-Possession" under Chapter 11 of the Bankruptcy
Proceedings.

          10.4 Continuance and Survival of Representations and Warranties. Each of the representations and warranties made by Seller in this Agreement shall terminate upon the Closing, except that the representations and warranties made in Section 5.1 hereof regarding the title of only the Rolloff Containers shall survive the Closing for a period of six (6) months following the Closing.

                    PART 3: GENERAL PROVISIONS

     11. Conditions Precedent. This Agreement, Purchaser's performance hereunder and payment of the Asset Purchase Price and the Real Property Purchase Price are expressly made subject to and preconditioned upon the conditions set forth in this Section 11.
If either party hereto does not perform pursuant to and satisfy the conditions set forth in this Section 11, then upon written notice to the defaulting party given on or before the Closing, the non-defaulting party hereto may terminate this Agreement. If this Agreement is terminated pursuant to any of said conditions, this Agreement shall become null and void and neither party shall have any further rights, duties or liabilities to the other under this Agreement, except for Purchaser's liabilities and obligations under
Section 12 hereof which shall survive the termination of this Agreement.

          11.1 Lender Commitment Letter.  Purchaser shall by
Wednesday, February 25, 1998, deliver to Seller a commitment letter in a form acceptable to the Seller which is from a lender acceptable to the Seller certifying that the Purchaser has at least Two Million Eight Hundred Eleven Thousand Six Hundred Fourteen and No/100 Dollars ($ 2,811,614.00) available for the Closing.

          11.2 Approval of the Bankruptcy Court. Seller shall have obtained an order from the Bankruptcy Court authorizing Seller to enter into and consummate this Agreement and the transactions set forth in this Agreement under Section 363 of the United States Bankruptcy Code, which Order shall be reasonably satisfactory to Purchaser.
Seller agrees to use its reasonable efforts to obtain such authorization from the Bankruptcy Court.

          11.3 Title. Within ten (10) days of the date of this Agreement, Purchaser shall procure, at Purchaser's expense, evidence of Seller's title to, and ownership of, the Property in the currently used form of the American Land Title Association commitment (the "Commitment") for an owner's title insurance policy, insured by a title insurance company approved by Purchaser (the "Title Insurer") covering the title to the Real Property on or after the date of the Closing, commitment to insure upon demand, by issuance of the policy form used by the Title Insurer which is consistent with the currently promulgated version of the American Land Title Association owner's title insurance policy form with all endorsements and coverages reasonably requested by Purchaser, fee simple title ownership of the Real Property as of the date of the Closing in Purchaser in an amount not less than the Real Property Purchase Price, subject at the Closing only to the Permitted Exceptions and standard preprinted Conditions and Stipulations and Exclusions from Coverage contained in said policy that Purchaser has requested the title insurer to waive, endorse, or insure over for a fee and the title insurer has agreed to waive, endorse or insure over, if the terms of this Section 11 of this Agreement are complied with. The Purchaser acknowledges that the Real Property is subject to certain liens and encumbrances, but that at Closing and subject to approval by the Bankruptcy Court of this Agreement and compliance with this Section 11, the Real Property will be transferred to the Purchaser subject only to the Permitted Exceptions and the standard preprinted Conditions and Stipulations and Exclusions from coverage contained in the policy. Said commitment shall be evidence of title as therein shown as to all matters insured by the owner's title insurance policy. All costs, fees and premiums for the Commitment, the resultant basic title insurance policy coverage, and the coverages and endorsements requested by Purchaser, shall be the liability of Purchaser.

          11.4 Survey. Within ten (10) days of the date of this Agreement, Purchaser shall, at Purchaser's sole expense, procure a plat of survey of each parcel of the Real Property (the "Surveys") made and so certified by a licensed, registered or certified Land Surveyor as having been made in compliance with the Minimum Standard Detail Requirements for ALTA-ACSM Land Title Surveys jointly established and adopted by the American Land Title Association on October 17, 1992, and the American Congress on Surveying and Mapping on November 11, 1992, including items 1, 2, 3, 4, 6, 11 and 13 of Table A of said Requirements. The Surveys shall meet accuracy standards of, and be made in accordance with, the "Classifications and Specifications for Cadastral Surveys" for an Urban survey adopted as of the date of this Agreement by the American Land Title Association and the American Congress on Surveying and Mapping. The Surveys shall accurately show the current location and exterior dimensions of all of improvements on the Real Property, the size of each parcel of the Real Property, that there exist no material encroachments of any improvements onto adjacent property or any material improvements to adjacent property onto the Real Property, and that all of each parcel of the Real Property is located within the geographical boundaries of the governmental jurisdiction(s) described in Schedule III, respectively. The aforesaid certification(s) shall be made to Purchaser and the Title Insurer and/or any other person(s) whom Purchaser reasonably requests. Should the Surveys disclose any matters which would not be described by the Permitted Exceptions, or otherwise not be in compliance with this paragraph, the parties hereto shall meet and attempt, in good faith, to resolve such matter or matters within the Inspection Period. If the parties are unable to resolve such matter or matters within the Inspection Period, then either party hereto, by written notice to the other party, may terminate this Agreement without any liability to the other party, except for such liabilities and obligations of the Purchaser as provided in Section 11.5 hereof.

          11.5 Documentation and Cooperation. All documents required of either party pursuant hereto shall be fully and properly prepared, executed, attested, and where necessary acknowledged on or before the Closing, as required herein. All original documents in final form shall be brought to the Closing. Copies of all documents shall be provided in advance to each party not later than five (5) days prior to the Closing. In addition to all other documents herein required, Seller shall furnish at the Closing the following documents:

          (i) closing/settlement/proration statement in usual and customary form setting forth all prorations between the parties and credits and adjustments to the Real Property Purchase Price;

          (ii) all documents, if any, reasonably required by law or the Title Insurer, for consummating the transaction contemplated hereunder;

          (iii) true and correct copies of all unrecorded covenants, conditions or restrictions affecting the Real Property or the use, occupancy or possession thereof, if any.

     Both parties shall in all respects cooperate to the extent reasonably necessary for the consummation of the transactions contemplated hereunder.

          11.6 Escrow Agreement. Seller and Purchaser shall have entered into an Escrow Agreement with an Escrow Agent, as selected by Seller, to create the Real Property Escrow Account and the Rolling Stock Escrow Account as described within this Agreement.

          11.7 Possession of Assets. Seller shall deliver to Purchaser as of the Closing, physical possession, use and control of the Assets.

          11.8 Asset Purchase Price and Real Property Purchase
Price. Purchaser shall deliver to Seller the Asset Purchase Price and the Real Property Purchase Price as provided by Sections 4, 7 and 9 hereof.

          11.9 No Material Loss. If from the date hereof to the Closing there is a material loss, damage, or destruction from casualty to any of the items comprising the Assets and/or to the Real Property ("Material Loss"), Purchaser may at its sole option either: (1) exclude from this Agreement that particular item of the Assets or parcel of Real Property which suffered a Material Loss; or (2) pay the full amount of the Purchase Price for such item of the Assets and/or parcel of Real Property as set forth in this Agreement, which shall not be reduced as a result of such Material Loss, and accept in addition to the item of the Assets and/or parcel of Real Property that sustains a Material Loss, all insurance proceeds collected or collectable by Seller with respect to that particular item of the Assets or parcel of Real Property that sustains such Material Loss.

     In the event Purchaser purchases Rolling Stock which has suffered Material Loss, it shall not be entitled to be paid twice for the same Material Loss and/or Material Damage as provided in this section and in Section 4.1 of this Agreement; and in such event Purchaser shall pay to Seller, the amount, if any, that it receives in excess of the total amount of damage to any item of Rolling Stock.

          11.10 Zoning Ordinances. If any parcel of Real Property is not zoned to permit trucking terminals, the Purchaser may terminate this agreement regarding only the parcel of Real Property which is not zoned to permit trucking terminals if the Purchaser notifies the Seller in writing of the applicable zoning restrictions prior to the Closing. Such termination by Purchaser shall be without any liability or obligation to the other party regarding such terminated parcel or parcels as the case may be.

     12. Inspections. All inspections of the Assets or the Real Property pursuant to this Agreement which are performed by or for the Purchaser shall be non-destructive. Purchaser shall, at its sole cost and expense, immediately at the request of Seller upon any termination hereof, restore the Assets and/or the Real Property to the condition thereof existing immediately prior to any such activities.

     During the Inspection Period and the Real Property Inspection Period, Seller shall make available to Purchaser and Purchaser's employees, agents, attorneys, accountants and independent contractors, for purposes of inspection, audit, review, investigation, examination, analysis, and copying, manually or by machine, originals (or if not available, then copies) of all contracts, papers, documents, books, records, reports, studies, drawings, test results, surveys, plats, certificates, permits, licenses, and like material and information (collectively, the "Documents") of Seller or in Seller's possession, custody or control relating to the Assets and/or the Real Property. The Documents shall be made available to Purchaser and Purchaser's employees, agents and independent contractors as aforesaid, at either the office of the Seller or within the Real Property, during regular business hours during the applicable Inspection Period. In the event that any of the Documents cannot be made available within the aforesaid time period, then Purchaser and Seller shall reschedule future times when the same shall be available, however, there shall be no extension of either the Real Property Inspection Period or the Inspection Period pursuant to this provision.

     Purchaser shall be completely responsible for all of Purchaser's acts and omissions and those of Purchaser's employees and agents in exercising such inspection rights and privileges as are granted in this Agreement. Purchaser hereby indemnifies Seller and shall hold Seller free and harmless from and against any and all losses, costs, damages and expenses (including, without limitation, reasonable legal fees, costs of litigation and the cost of removing or bonding over any lien affecting the Real Property) suffered or incurred by Seller by reason of the exercise of the rights and privileges granted to Purchaser in this Section or the breach of Purchaser's covenant to restore the Assets and/or the Real Property.

     Any "due diligence" test, study, examination, analysis, survey, investigation, or audit of the Assets and/or the Real Property made by Purchaser pursuant hereto shall not waive or in any way limit Purchaser's rights elsewhere created by this Agreement, including, specifically as may arise from any representations or warranties of Seller, nor constitute a waiver, release or satisfaction of any conditions to the consummation of the transaction contemplated hereby except as may be contained in this Section.

     13. Condemnation of Real Property. All risk of condemnation or loss to the Real Property by governmental taking or exercise of power of eminent domain prior to the Closing shall be on and belong to Seller. If prior to the Closing all or a portion of the Real Property is subjected to a bona fide threat or notification of condemnation, taking or exercise of power of eminent domain by any government, quasi-government, public utility or other entity having such power or is taken by eminent domain or condemnation (or sale in lieu thereof) then Purchaser may terminate this Agreement or elect upon notice given to Seller on or before the Closing, to take title to the Real Property without any deduction or set off against the Real Property Purchase Price.

     14.  Closing.

          14.1 The Closing shall take place at a mutually agreeable time and place within ten (10) days after Seller obtains an order from the Bankruptcy Court that a authorizes Seller to assume and consummate this Agreement.

          14.2 At the Closing Seller shall deliver to Purchaser the following, each duly executed and in such number and forms as may be reasonably required by Purchaser's counsel:

               (i)    Certificates of title to all of the Rolling
Stock;

               (ii) Bill(s) of sale to the Rolloff Containers, Fixed Assets, Spare Parts and Inventory, and Container Rental
Business;

               (iii)  Assignment(s) of the Rolloff Container Leases;

               (iv) Recordable special warranty deeds as set forth in Section 9 of this Agreement;

               (v)    A non-foreign person affidavit;

               (vi) A Bankruptcy Court order, which order shall be satisfactory to Seller and Purchaser; and,

               (vii) All other documents and instruments that are required to be delivered by Seller to Purchaser under this Agreement or are reasonably requested by Purchaser's counsel to consummate this Agreement.

          14.3 At the Closing, Purchaser shall pay to Seller or to the Escrow Agent, as applicable, the Asset Purchase Price and the Real Property Purchase Price as provided in Section 4, Section 7, and Section 9 subject to prorations for the following items, which shall be computed through the date of the Closing:

              (i)  Real property taxes and assessments in
accordance with Section 15.

          14.4 Any amounts due under the Rolloff Container Leases shall be invoiced separately by Seller for the period through the date of Closing and by Purchaser for the period after the date of Closing.

     15. Real Estate Taxes. Seller shall pay all real estate ad valorem taxes for the Real Property which accrue prior to the Closing. All such taxes payable on or before the Closing shall be paid by Seller at or before the Closing. All real estate taxes which accrued for the period prior to the Closing, but are payable as of the Closing shall be paid by Seller and prorated as of the Closing based on the actual number of days in the calendar year in which the Closing occurs. If the actual amount(s) of such taxes is not ascertainable at the Closing (because the Real Property is being taxed together with other property, or for any other reason), such proration shall be on the basis of the most recently ascertainable bill(s) therefor (whether whole or installment, actual or estimated) and, if applicable, on the basis of the actual size of the Real Property, and without deduction for any conditional factors such as vacancy, destruction or homestead and a reproration shall be made upon the issuance of the actual bill(s) therefor; provided, however, that all taxes allocable to the Real Property attributable to improvements made to the Real Property by Purchaser shall be borne entirely by Purchaser; and provided further, however, under no circumstances shall a reproration of real estate ad valorem taxes be made where such taxes have been reduced through the efforts of Purchaser. Seller shall not make nor suffer there to be made any material improvements to the Real Property from and after the date of this Agreement until this Agreement is terminated unless explicitly provided elsewhere herein or approved by Purchaser. Seller shall assist Purchaser in causing local tax and assessment rolls, listings, and records to be revised accordingly to reflect Purchaser's ownership of the Real Property. In the event that at the time of the Closing, the Real Property or any portion thereof shall be or shall have been affected by any assessment, levy, charge, or other imposition that is or may become payable in installments, then for purposes of this Agreement, all of the unpaid installments thereof shall be considered due and payable and liens upon the Real Property affected thereby and shall be paid and discharged by Seller at the Closing, or, credited by Seller at the Closing against and reduce the Real Property Purchase Price. Payment of any real estate ad valorem taxes by Seller, may be made under protest. All ad valorem taxes relating to the Real Property accruing after the Closing shall be paid by Purchaser.

     16. Transfer and Like Taxes. Purchaser and Seller shall each pay at the Closing fifty percent (50%) of all transfer, stamp and documentary taxes or fees imposed by applicable governmental jurisdiction(s) on the transaction contemplated hereunder with such payment(s) made payable to the applicable governmental jurisdiction(s). Payment of any such taxes or fees may be made under protest on the grounds that the enabling law establishing and/or imposing such taxes or fees is inapplicable, unconstitutional and/or void to the extent that the same purports to impose taxes or fees upon the transaction contemplated hereunder.

     17. Brokers. Purchaser warrants to Seller, and Seller warrants to Purchaser that it is represented by no real estate agent, finder, sales person, or broker has been involved in the sale and purchase of the Assets and/or the Real Property hereunder. In the event of a breach of the foregoing warranty, the breaching party shall save, defend, indemnify and hold forever harmless the other party from and against all damages, including specifically those based upon claims for commissions, fees or charges, including legal fees and costs.

     18. Survival. The representations and warranties of this Agreement shall terminate as of the Closing, except that the representations and warranties made in Section 5.1 hereof regarding the title of only the Rolloff Containers, Spare Parts and Fixed Assets shall survive the Closing for a period of six (6) months following the Closing.

     19. Notices. Whenever any party shall be required to give notice or demand to another party according to the provisions of this Agreement, such notice or demand shall be deemed sufficient and effective if delivered by hand delivery or recognized overnight courier service, or if deposited in the United States mail, postage prepaid, certified, return-receipt requested, and by telefax, and addressed:

          19.1 In the case of Purchaser, to:

               Metropolitan Environmental, Inc.
               P. O. Box 378
               Celina, Ohio 45822
               Attention: Scott H. Swonger
               Fax: 419-586-2438

               with a copy to:

               Jacob A. Myers, Esq.
               Myers & Frayne Co., L.P.A.
               18 West First Street, Suite 200
               Dayton, Ohio 45402
               Fax: 937-224-5782

          19.2 In the case of Seller, to:

               Environmental Transportation Services, Inc.
               1813 Southeast 25th
               Oklahoma City, Oklahoma 73129
               Attention: Michael D'Appolonia, President
               Fax: 405-672-1781

               with a copy to:

               Irwin H. Steinhorn, Esq.
               Conner & Winters
               One Leadership Square, Suite 1700
               211 North Robinson
               Oklahoma City, Oklahoma 73102
               Fax: 405-232-2695

Any party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

     20. Amendment. This Agreement may be modified, amended or supplemented only by a writing of equal dignity. The parties' legal counsel may, on behalf of their respective clients, execute any writings as aforesaid and such writings shall be deemed authorized and of the same force and effect as if executed by the respective parties and may be relied upon by the other party.

     21. Assignment; Binding Upon Successors and Assigns. No party shall delegate or assign this Agreement or any rights or duties hereunder (including by the merger or consolidation of a party with any third person) without the prior, written permission of the other. Anything herein contained to the contrary notwithstanding, Purchaser shall not be prevented or prohibited from making and may freely make an assignment of Purchaser's right to receive fee title ownership of the Assets and/or the Real Property in accordance herewith, to Purchaser's nominee. This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and the respective successors and permitted assigns of each upon execution hereof by Seller and Purchaser. Two
(2) duly executed duplicate originals of this Agreement shall be provided to each party. This Agreement creates no rights as a third party beneficiary or otherwise in any person not a party.

     22. Headings. The various headings used in this Agreement are for convenience only and shall not be used in interpreting the text before which the same appear.

     23. Severability of Provisions. This Agreement shall not be severable or divisible; provided, however, that a judicial or administrative determination by any jurisdiction of the invalidity or unenforceability of any one or more of the provisions hereof, or any one or more of the provisions of any instrument or Schedule or Exhibit related hereto or referred to herein shall not invalidate the remaining provisions of this Agreement or any instrument or Schedule or Exhibit related hereto or referred to herein, or the application of such provision(s) to persons or circumstances other than those in respect to which it is determined to be invalid or unenforceable, all the provisions of the same being deemed for purposes of the aggregate validity thereof to be separate.
Further, with respect to any such provision(s) determined to be invalid or unenforceable, such provision(s) shall be deemed reformed to the extent necessary to be valid and enforceable, and to accomplish the intention of the parties as is most nearly possible. It is the intent and belief of the parties that each and every provision of applicable law required to be inserted in this Agreement should be, and is hereby deemed to be, inserted and that this Agreement in all respects comports with applicable law. If any provision(s) required to be inserted in this Agreement by law is/are not inserted, or not inserted in correct form, then this Agreement shall forthwith, upon the request of either party be deemed amended so that such provision(s) required by law is/are deemed inserted herein in correct form without prejudice to the rights of either party.

     24.  Interpretations.  All words or phrases used herein shall have the meaning ascribed thereto by this Agreement, or if such is silent, then there shall be ascribed thereto the normal, everyday meaning as used in the real estate and related fields. The use of the word(s) "parties" or "party" herein throughout shall mean
Purchaser and/or Seller unless specifically designated otherwise.
The use of the word(s) "person" or "persons" herein throughout shall mean natural individuals or any recognized form of business organization, enterprise or entity. The use of the term
"Purchaser" herein throughout shall include and also mean
Purchaser's nominee.  The use of the term "Seller" herein
throughout shall include and also mean the actual grantor of the
Assets and/or the Real Property to Purchaser, if not Seller.  The
use of the term "public record(s)" herein throughout shall mean the official, public land title/ownership records wherein ownership of the Real Property is memorialized.  The use of the word(s)
"includes" or "including" or similar words herein throughout shall be construed as if followed by the phrase "...without being limited
to...."  As used herein throughout, references to "and" as well as to "or" shall be construed either conjunctively or disjunctively as necessary and wherever appropriate. As used herein throughout, references to "Schedule(s)" shall mean the schedule(s) attached to this Agreement and references to "Exhibits(s)" shall mean the exhibit(s) attached to any of the Schedules. As used herein throughout the term "hazardous material" shall mean any "hazardous substance," "hazardous waste," "pollutant," or "contaminant" as defined by any law relating to, regulating or imposing liability or standards of conduct in connection with the protection and clean up of the environment, including the Comprehensive Environmental
Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act (49
U.S.C. Sections 1802, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901, et seq.), and the United States Department of Transportation Table (49 C.F.R. Section 1742.101); any substance designated pursuant to the Clean Water Act (33 U.S.C. Sections 1251, et seq.); any element, compound, mixture, solution or substance designated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601, et seq.), as amended; any hazardous waste having the characteristics identified under or listed pursuant to the Solid Waste Disposal Act
(42 U.S.C. Section 6921), as amended; any toxic pollutant or combination of pollutants listed under the Clean Water Act (33 U.S.C. Sections 1251, et seq.), as amended; any hazardous air pollutant listed under the Clean Air Act (42 U.S.C. Section 7412) as amended; any eminently hazardous chemical, substance or mixture with respect to which the Administrator of the United States Environmental Protection Agency has taken action pursuant to the Toxic Substances Control Act (15
U.S.C. Section 2606)d, as amended; any petroleum or hydrocarbon product or bi-product; radon; any material containing asbestos; urea formaldehyde or polychlorinated biphenyls; and any hazardous, dangerous, corrosive, radioactive, pesticidal, carcinogenic or toxic chemical, material, waste or substance. As used herein throughout, references to "law" shall mean any legislative, executive, judicial or administrative law, enactment, statute, act, bill, order, decision, code, judgment, decree, ruling, proclamation, rule, regulation, ordination, finding, opinion, advisement, guideline, ordinance, treaty, resolution, amendment, consent, approval, permit, notification, mandate, doctrine, declaration, license, certificate, privilege or similar measure having force of law, including as based upon custom and constitutional principle, in each case of any jurisdiction having authority whatsoever, all as amended, reenacted or in effect as of or from time to time. The singular form of any word used herein throughout shall be interpreted to include the plural or vice versa. The masculine, feminine or neuter form of any word used herein throughout shall be interpreted to be that necessary for factual or grammatical accuracy. All of the foregoing shall be construed to give proper meaning and grammatical form to the words, terms, phrases and sentences used throughout this Agreement. This Agreement shall not be construed more strictly against Purchaser than against Seller merely by virtue of the fact that the same has been prepared by legal counsel for Purchaser. It is recognized and acknowledged by the parties that both Purchaser and Seller and the respective legal counsel thereof have contributed substantially and materially to the preparation, form, substance, and content of this Agreement. In the event that any portion of the Assets and/or the Real Property is comprised of personal property, then upon the closing and unless a separate Bill of Sale consistent herewith is delivered to Purchaser, this Agreement shall be deemed to be a Bill of Sale for such personal property with full warranties and representations of good title therein having been deemed to be made hereby by Seller, subject only to the Permitted Exceptions.

     25. Duties and Rights. No action or failure to act by Purchaser or Seller shall constitute a waiver of any right, remedy or recourse, nor shall any such action or failure to act constitute an approval of, or acquiescence in, any default hereunder, except as may be specifically agreed in writing. No waiver by Purchaser or Seller of any default shall operate as a waiver of any other default or of the same default on a future occasion. All rights, remedies and recourses of the parties shall be considered to be cumulative and not exclusive, except where explicitly indicated to the contrary. Any failure of either party to enforce at any time any provision hereunder shall not be construed as a waiver of the right to thereafter enforce such provision and each and every other provision hereof. Any acceptance of past due performance or curing of default by Purchaser or Seller shall not prejudice any of Seller's or Seller's rights, remedies or recourses hereunder or at law or equity, except where explicitly indicated to the contrary.

     26. Calculation of Time. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required herein must be performed or by which the Closing must be held, expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regular business day.

     27. Integration. This Agreement and all Schedules and Exhibits and all instruments related hereto, alone, fully and completely represent the final, entire and integrated expression of agreement between Purchaser and Seller and supersedes all prior negotiations, representations or agreements, either written or oral, pertaining to the subject matter hereof or the transaction contemplated hereby. Neither Purchaser nor Seller shall rely upon any prior statement or representation made by or on behalf of the other not embodied in this Agreement, the Schedules, the Exhibits or any other instruments related hereto.

     28. Cooperation. The parties shall reasonably cooperate to fully accomplish the spirit and intent of this Agreement and consummate the transaction contemplated hereunder.

     29. Notice of Damage to, or Condemnation of, the Assets or the Real Property Prior to the Closing. If at any time prior to the Closing all or any material portion of the Assets or the Real Property is destroyed or damaged or if any eminent domain or condemnation proceedings are threatened or initiated or notice of the initiation of any such eminent domain or condemnation proceedings is received by Seller, Seller shall promptly give notice thereof to Purchaser.

     30. Counterparts. This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be the original. Such counterparts shall, together, constitute and be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

Signed and acknowledged            SELLER:
in the presence of:

     /s/ Donna Koszarek
_________________________________  ENVIRONMENTAL TRANSPORTATION
                                   SERVICES, INC.
Print name: Donna Koszarek
           ______________________
                                   By /s/ Michael D"Appolonia
                                     ____________________________
    /s/ Peggy Hull                   Michael D'Appolonia
_________________________________    President

Print name: Peggy Hull

          _______________________
                                    PURCHASER:

    /s/ Connie Buschur              METROPOLITAN
_________________________________   ENVIRONMENTAL, INC.

Print name: Connie Buschur
           ______________________
                                   By /s/ Scott H. Swonger
    /s/ Kathy Rutschilling           _____________________________
_________________________________    Scott H. Swonger
Print name: Kathy Rutschilling       Secretary and Treasurer

                      Purchase and Sale Agreement

      Between Environmental Transportation Services, Inc. ("ETS") and
                    Metropolitan Environmental, Inc.

                           February 20, 1998
                           _________________

Summary of Assets
                                                          Purchase
Schedule I                                                  Price
__________                                                _________

Rolling Stock Equipment, Roll-off Containers             $2,078,500
and all customer lists, contracts and related files relating to the Roll-off Container
Business of ETS

Schedule II
___________

All furniture and fixtures, computer equipment,          $  233,114
shop equipment, inventory and spare parts located at the Company's Chattanooga, TN and Oklahoma City,
OK facilities

Schedule III
____________

Real Estate                                              $  500,000
     -  Chattanooga, TN Terminal Facility
     -  Oklahoma City, OK Office and Terminal Facility

                   Schedules and Exhibits Index
                                to
                   Purchase and Sale Agreement
                             between
           Environmental Transportation Services, Inc.
                               and
                 Metropolitan Environmental, Inc.
              ______________________________________

     Listed below are documents which comprise the Schedules and Exhibits to the Purchase and Sale Agreement between Environmental Transportation Services, Inc. and Metropolitan Environmental, Inc., Copies of any or all of these documents will be provided to the Commission upon request.

Schedule/Exhibit               Description
________________                __________

Schedule I          Environmental Transportation Services, Inc.
                    Rolling Stock and Roll-off Containers

     Exhibit A      Roll-off Boxes Under Rental Agreement,
                    February 20, 1998

     Exhibit B      Roll-off Boxes Not Under Rental Agreement,
                    February 20, 1998

Schedule II         Environmental Transportation Services, Inc.
                    Other Fixed Assets, February 20, 1998

     Exhibit C      Environmental Transportation Services, Inc.,
                    Oklahoma City, Oklahoma Furniture and Fixtures

     Exhibit D      Environmental Transportation Services, Inc.,
                    Chattanooga, Tennessee, Furniture and Fixtures

     Exhibit E      Environmental Transportation Services, Inc.
                    Computer Equipment

     Exhibit F      Environmental Transportation Services, Inc.
                    Tools & Shop Equipment

     Exhibit G      Environmental Transportation Services, Inc.
                    Parts and Inventory

Schedule III        Environmental Transportation Services, Inc.
                    Real Estate, February 20, 1998

     Exhibit H      Chattanooga, Tennessee Property Description

     Exhibit I      Oklahoma City, Oklahoma Property Description